DANIEL J. CARR
[Dill Dill Carr Stonbraker & Hutchings, P.C. Letterhead]          JOHN J. COATES
                                                                 KEVIN M. COATES
                                                                    H. ALAN DILL
                                                                  ROBERT A. DILL
455 SHERMAN STREET, SUITE 300                                     THOMAS M. DUNN
DENVER, COLORADO 80203                                         JOHN A. HUTCHINGS
PHONE: 303-777-3737                                               STEPHEN M. LEE
FAX: 303-777-3823                                              FAY M. MATSUKAGE*
www.dillanddill.com                                               ADAM P. STAPEN
                                                                  JON STONBRAKER
                                                                 CRAIG A. STONER
                                                               FELICITY TOMPKINS
DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.                    PATRICK D. TOOLEY
                                                        *Also licensed in Nevada




October 28, 2004


VIA EDGAR

U.S. SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE: Form 20-F Registration Statement for Amera Resources Corporation (the "Company") pursuant to Section 12(g) of the Securities Exchange Act of 1934

Ladies and Gentlemen:

         On behalf of the Company, we are filing via EDGAR a Form 20-F registration statement pursuant to Section 12(g) of the Securities Exchange Act of 1934. If you have any questions, or require any additional information, including printed paper copies of the filing, please telephone the undersigned at (303) 777-3737.

Very truly yours,

/s/ Craig A. Stoner

Craig A. Stoner


Enclosures